Exhibit 99.1

Contact:	Mike Drickamer
Vice President, Investor Relations
(281) 765-7170

Patterson-UTI Energy Completes Merger with Seventy Seven Energy

HOUSTON, Texas – April 20, 2017 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) announced today that it has closed its merger with Seventy Seven Energy Inc. Stockholders of Seventy Seven Energy are entitled to receive 1.7851 shares of newly issued Patterson-UTI common stock in exchange for each share of Seventy Seven Energy. Patterson-UTI issued approximately 47.5 million shares pursuant to the merger.

Concurrent with the closing of the merger, Patterson-UTI repaid all of the outstanding debt of Seventy Seven Energy totaling $472 million ($403 million net of cash from Seventy Seven Energy). Additionally, Patterson-UTI has entered into an agreement with its lenders by which the available commitment under its revolving credit facility was increased to $632 million through September 2017, and to $490 million through March 2019.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “I would like to welcome the employees, customers, and shareholders of Seventy Seven Energy to Patterson-UTI. We have always held the people and equipment at Seventy Seven Energy in high regard, and I am pleased for us to combine as one team. For Patterson-UTI, this is the most significant transaction since the merger of Patterson and UTI, and further solidifies our position as a leading high-spec drilling company and gives us one of the largest and most modern pressure pumping fleets in the industry.”

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, commented, “This merger combines two highly complementary companies and further enhances our position as a leader in both drilling and pressure pumping. We are beginning the merger integration process, and I am pleased with the plan that we and Seventy Seven Energy have developed. While implementing this plan, our focus will continue to be on the safety and quality of our field operations.”

Jerry Winchester, former Chief Executive Officer of Seventy Seven Energy, added, “With this merger, we bring together two strategically aligned companies into a financially well-positioned leader in U.S. land. We are excited to align ourselves with a company that shares a similar commitment to safety and service quality.”

About Patterson-UTI

Patterson-UTI is an oilfield services company that primarily owns and operates in the United States one of the largest fleets of land-based drilling rigs and a large fleet of pressure pumping equipment. Our contract drilling business operates in the continental United States and western Canada, and our pressure pumping and oilfield rental tools businesses operate primarily in Texas and the Mid-Continent and Appalachian regions.

We also provide drilling rig pipe handling technology to drilling contractors in North America and other select markets. In addition, we own and invest as a non-operating working interest owner in oil and natural gas assets that are primarily located in Texas and New Mexico.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements which are protected as forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts, but reflect Patterson-UTI’s current beliefs, expectations or intentions regarding future events. Words such as “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “potential,” “project,” “pursue,” “should,” “strategy,” “target,” or “will,” and similar expressions are intended to identify such forward-looking statements. The statements in this press release that are not historical statements, including statements regarding Patterson-UTI’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond Patterson-UTI’s control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for Patterson-UTI’s services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; weather; decline in, and ability to realize, backlog; equipment specialization and new technologies; shortages, delays in delivery and interruptions of supply of equipment and materials; ability to hire and retain personnel; loss of, or reduction in business with, key customers; difficulty with growth and in integrating acquisitions; governmental regulation; product liability; legal proceedings; political, economic and social instability risk; ability to effectively identify and enter new markets; cybersecurity risk; dependence on our subsidiaries to meet our long-term debt obligations; variable rate indebtedness risk; and anti-takeover measures in our charter documents.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in Patterson-UTI’s SEC filings. Patterson-UTI’s filings may be obtained by contacting Patterson-UTI or the SEC or through Patterson-UTI’s website at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. Patterson-UTI undertakes no obligation to publicly update or revise any forward-looking statement.